Exhibit 4.48
ENTERPRISE PRODUCTS OPERATING LLC,
as Issuer
ENTERPRISE PRODUCTS PARTNERS L.P.,
as Parent Guarantor
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

EIGHTEENTH SUPPLEMENTAL INDENTURE
Dated as of [                    ] [     ], 2009
to
Indenture dated as of October 4, 2004

7.000% FIXED /FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2067

i

     THIS EIGHTEENTH SUPPLEMENTAL INDENTURE, dated as of [                    ] [     ], 2009 (this “Eighteenth Supplemental Indenture”), is among (i) Enterprise Products Operating LLC, a Texas limited liability company (the “Company”), (ii) Enterprise Products Partners L.P., a Delaware limited partnership (the “Parent Guarantor”), and (iii) Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, Enterprise Products Operating L.P. and the Parent Guarantor have executed and delivered to the Trustee an Indenture, dated as of October 4, 2004 (the “Original Indenture”), providing for the issuance by Enterprise Products Operating L.P. from time to time of its debentures, notes, bonds or other evidences of indebtedness, issued and to be issued in one or more series unlimited as to principal amount (the “Debt Securities”);
     WHEREAS, the Company and the Parent Guarantor have executed and delivered to the Trustee a Tenth Supplemental Indenture, dated as of June 30, 2007, providing for the Company as the successor issuer (the Original Indenture together with the Tenth Supplemental Indenture, the “Base Indenture”);
     WHEREAS, on or before the date hereof the Company has issued several series of Debt Securities pursuant to previous supplements to the Base Indenture;
     WHEREAS, the Company has duly authorized and desires to cause to be issued pursuant to the Base Indenture and this Eighteenth Supplemental Indenture a new series of Debt Securities designated the “7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067” (the “Notes”), all of such Notes to be guaranteed by the Parent Guarantor as provided in Article XIV of the Base Indenture and Article VII of this Eighteenth Supplemental Indenture;
     WHEREAS, the Company desires to cause the issuance of the Notes pursuant to Sections 2.01 and 2.03 of the Base Indenture, which sections permit the execution of indentures supplemental thereto to establish the form and terms of Debt Securities of any series;
     WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Company and the Parent Guarantor have requested that the Trustee join in the execution of this Eighteenth Supplemental Indenture to establish the form and terms of the Notes; and
     WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Company, and the guarantee thereof by the Parent Guarantor, when the Notes have been duly issued by the Company, the valid obligations of the Company and the Parent Guarantor, respectively, and to make this Eighteenth Supplemental Indenture a valid agreement of the Company and the Parent Guarantor, enforceable against them in accordance with its terms;
     NOW, THEREFORE, the Company, the Parent Guarantor and the Trustee hereby agree that the following provisions shall amend and supplement the Base Indenture:
ARTICLE I
DEFINITIONS
     Section 1.1 Definition of Terms. Unless the context otherwise requires:
          (a) a term defined in the Base Indenture has the same meaning when used in this Eighteenth Supplemental Indenture; provided, however, that, where a term is defined both in this Eighteenth Supplemental Indenture and in the Base Indenture the meaning given to such term in this Eighteenth Supplemental Indenture shall control for purposes of this Eighteenth Supplemental Indenture and, in respect of the Notes, but not any other series of Debt Securities, the Base Indenture;

          (b) a term defined anywhere in this Eighteenth Supplemental Indenture has the same meaning throughout this Eighteenth Supplemental Indenture and, in respect of the Notes, but not any other series of Debt Securities, the Base Indenture;
          (c) any term used herein which is defined in the TIA, either directly or by reference therein, has the meanings assigned to it therein; and
          (d) the following terms have the following respective meanings:
     “Bankruptcy Event” means, with respect to any Person, that (a) such Person, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against such Person as debtor in an involuntary case; (ii) appoints a Custodian of such Person or a Custodian for all or substantially all of the property of such Person; or (iii) orders the liquidation of such Person, and, in the case of clauses (b)(i) through (b)(iii), the order or decree remains unstayed and in effect for 60 days.
     “Base Indenture” has the meaning set forth in the recitals of this Eighteenth Supplemental Indenture.
     “Book—Entry Notes” has the meaning set forth in Section 2.3.
     “Calculation Agent” means Wells Fargo Bank, National Association (and its successors) or any other firm hereafter appointed by the Company to act as calculation agent in respect of the Notes.
     “Company” means the Person named as the “Company” in the preamble of this Eighteenth Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the Remaining Life of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Notes; provided, however, that if no maturity is within three months (before or after) the end of the Remaining Life, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Yield will be interpolated or extrapolated from those yields on a straight-line basis rounding to the nearest month.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of the Reference Treasury Dealer Quotations for such Redemption Date, or (b) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations received.
     “Current Interest” means, on or prior to an Interest Payment Date, interest accrued on the principal amount of the Notes at the Fixed Rate or the Floating Rate, as the case may be, since the immediately preceding Interest Payment Date. For the avoidance of doubt, Current Interest shall not include Deferred Interest.
     “Deferred Interest” means (a) interest the payment of which has been deferred pursuant to Section 4.1 plus (b) all interest accrued thereon since the due date thereof in accordance with Section 2.6(a) and 2.6(d).
     “Depositary” means DTC or, if DTC shall have ceased performing such function, any other Person selected by the Company, so long as such Person is registered as a clearing agency under the Exchange Act or other applicable statutes or regulations.
     “DTC” means The Depository Trust Company, New York, New York, or any successor thereto.

     “Eighteenth Supplemental Indenture” has the meaning set forth in the preamble hereto.
     “Fixed Rate” means 7.000% per annum.
     “Fixed Rate Period” means the period commencing on June 1, 2009 to, but not including, June 1, 2017.
     “Floating Rate” means, with respect to a Quarterly Interest Period, the sum of the Three-Month LIBOR Rate for such Quarterly Interest Period plus 2.7775%.
     “Floating Rate Period” means the period commencing on June 1, 2017 to, but not including, June 1, 2067.
     “Guarantee” has the meaning given in Section 7.1.
     “Indenture” means the Base Indenture, as amended and supplemented by this Eighteenth Supplemental Indenture, including the form and terms of the Notes as set forth herein, as the same shall be amended from time to time.
     “Independent Investment Banker” means either J.P. Morgan Securities Inc. or Wachovia Capital Markets, LLC (or their respective successors) or, if no such firm is willing and able to select the applicable Comparable Treasury Issue or perform the other functions of the Independent Investment Banker provided herein, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Company.
     “Interest” means, collectively, Current Interest and Deferred Interest.
     “Interest Payment Date” means a Quarterly Interest Payment Date or a Semi-Annual Interest Payment Date, as the case may be.
     “Interest Period” means a Quarterly Interest Period or a Semi-Annual Interest Period, as the case may be.
     “LIBOR Interest Determination Date” has the meaning set forth in the definition of “Three-Month LIBOR Rate.”
     “LIBOR Rate Reset Date” has the meaning set forth in the definition of “Three-Month LIBOR Rate.”
     “London Banking Day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
     “Make-Whole Redemption Price” means, with respect to a Redemption Date, an amount equal to (a) all accrued and unpaid Interest to but not including such Redemption Date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by an Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to the Redemption Date) being redeemed during the Remaining Life, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.50%. The Make-Whole Redemption Price, calculated as provided herein, shall be calculated and certified to the Trustee and the Company by an Independent Investment Banker.
     “Notes” has the meaning set forth in the recitals of this Eighteenth Supplemental Indenture.
     “Optional Deferral” has the meaning set forth in Section 4.1(a).
     “Optional Deferral Period” means the period of time commencing on an Interest Payment Date with respect to which the Company has optionally deferred payment of Interest pursuant to Section 4.1(a) and ending upon the earlier of (a) the Interest Payment Date on which all Deferred Interest and Current Interest to, but not including, such Interest Payment Date shall have been paid and (b) the first Interest Payment Date on which the Company shall have deferred payment of some or all of the Interest due on a number of consecutive Interest Payment Dates with respect to consecutive Interest Periods which, taken together as a single period, would equal or exceed ten (10) consecutive years.
     “Optional Redemption Price” means, with respect to a Redemption Date, 100% of the principal amount of the Notes being redeemed plus all unpaid Interest thereon to but not including such Redemption Date.
     “Parent Guarantor” means the Person named as the “Parent Guarantor” in the preamble of this Eighteenth Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Parent Guarantor” shall mean such successor Person.
     “Primary Treasury Dealer” has the meaning set forth in the definition of “Reference Treasury Dealer.”
     “Quarterly Interest Payment Date” means each March 1, June 1, September 1, and December 1 during the Floating Rate Period, commencing September 1, 2017; provided, however, that if any such day is not Business Day, then the Quarterly Interest Payment Date shall be the immediately succeeding Business Day (except if such next succeeding Business Day falls in the next succeeding calendar month, then such payment shall be made on the immediately preceding Business Day).
     “Quarterly Interest Period” means each period commencing on a Quarterly Interest Payment Date and continuing to but not including the next succeeding Quarterly Interest Payment Date (except that the first Quarterly Interest Period will commence on June 1, 2017).
     “Redemption Price” means (a) in the case of redemption of the Notes pursuant to Section 3.1(a), the Make-Whole Redemption Price, (b) in the case of redemption of the Notes pursuant to Section 3.1(b), the Special Event Make-Whole Redemption Price and (c) in the case of redemption of the Notes pursuant to Section 3.1(c), the Optional Redemption Price.
     “Reference Banks” has the meaning set forth in the definition of “Three-Month LIBOR Rate.”
     “Reference Treasury Dealer” means each of (a) J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (and their respective successors) and (b) three other primary United States government securities dealers in New York City selected by the Independent Investment Banker, each of which we refer to as a “Primary Treasury Dealer.” However, if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for such dealer.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, an average, as determined and furnished to the Independent Investment Banker by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or about 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
     “Remaining Life” means the period of time from the date on which the Notes are redeemed to June 1, 2017.
     “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace such page on such service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).
     “Semi-Annual Interest Period” means each period commencing on a Semi-Annual Interest Payment Date and continuing to but not including the next succeeding Semi-Annual Interest Payment Date (except that the first Semi-Annual Interest Period will begin on June 1, 2009).
     “Semi-Annual Interest Payment Date” means each June 1 and December 1 commencing December 1, 2009 (or, in the case of any additional Notes issued pursuant to clause (ii) of Section 2.1, the date set forth in the Company Order providing for the issuance of any such additional Notes) through June 1, 2017; provided, however, that if any such day is not Business Day, then the Semi-Annual Interest Payment Date shall be the next succeeding Business Day.
     “Senior Indebtedness” means, with respect to any Person, the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred: (a) (i) indebtedness of such Person for borrowed money; (ii) indebtedness of such Person evidenced by securities, bonds, notes, and debentures, including any of the same that are subordinated, issued under credit agreements, indentures or other similar instruments (other than this Eighteenth Supplemental Indenture) and other similar instruments, other than, in the case of the Company, the Notes; (iii) obligations of such Person arising from or with respect to guarantees and direct credit substitutes, other than, in the case of the Parent Guarantor, the Parent Guarantor’s obligations under the Guarantee; (iv) obligations of such Person arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity, and foreign exchange contracts); (v) capital lease obligations of such Person; (vi) all of the obligations of such Person arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangements or similar credit transactions; (vii) operating leases of such Person (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”); and (viii) guarantees by such Person of any indebtedness or obligations of others of the types described in clauses (i) through (vii) other than, in the case of the Parent Guarantor, the Guarantee and (b) any modifications, refundings, deferrals, renewals, or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor; provided, however, that Senior Indebtedness shall not include the obligations of such Person in respect of: (v) trade accounts payable of such Person; (w) any indebtedness incurred by such Person for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services; (x) any indebtedness or other obligation of such Person which by the terms of the instrument creating or evidencing it is expressly made equal in rank and payment with or subordinated to the Notes or the Guarantee, as the case may be; (y) indebtedness owed by such Person to its Subsidiaries; and (z) in the case of the Company, the Company’s Subordinated Notes due 2066 and Subordinated Notes due 2068 and, in the case of the Parent Guarantor, the Parent Guarantor’s guarantees of the Subordinated Notes due 2066 and Subordinated Notes due 2068.
     “Special Event” means (a) the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any (i) amendment to, clarification of or change (including any prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the Notes, (ii) proposed change in those laws or regulations that is announced on or after the date of issuance of the Notes, (iii) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after the date of issuance of the Notes, or (iv) threatened challenge asserted in connection with an audit of the Company or any of the Company’s subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes (including any trust preferred or similar securities) that occurs on or after the date of issuance of the Notes, there is more than an insubstantial risk that interest payable on the Notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company or its partners, as applicable, for U.S. federal income tax purposes or (b) a change by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that publishes a rating for the Company (a “rating agency”) to its equity credit criteria for securities such as the Notes, as such criteria is in effect on the date of this Eighteenth Supplemental Indenture (the “current criteria”), which change results in (i) any shortening of the length of time for which such current criteria are scheduled to be in effect with respect to the Notes, or (ii) a lower equity credit being given to the Notes as of the date of such change than the equity credit that would have been assigned to the Notes as of the date of such change by such rating agency pursuant to its current criteria.
     “Special Event Make-Whole Redemption Price” means, with respect to a Redemption Date, an amount equal to (a) all accrued and unpaid Interest to but not including such Redemption Date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by an Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to the Redemption Date) being redeemed during the Remaining Life, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.50%. The Special Event Make-Whole Redemption Price, calculated as provided herein, shall be calculated and certified to the Trustee and the Company by an Independent Investment Banker.
     “Subordinated Notes due 2068” means the Company’s 7.034% Fixed/Floating Rate Junior Subordinated Notes due 2068.
     “Subordinated Notes due 2066” means the Company’s 8.375% Fixed/Floating Rate Junior Subordinated Notes due 2066.
     “Three-Month LIBOR Rate” means, for each Quarterly Interest Period during the Floating Rate Period, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second London Banking Day (the “LIBOR Interest Determination Date”) immediately preceding the first day of such Quarterly Interest Period (the “LIBOR Rate Reset Date”). If such rate does not appear on such page for the purpose of displaying offered rates of leading banks for London interbank deposits in U.S. dollars, the Three-Month LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the LIBOR Interest Determination Date, at which U.S. dollar deposits with a maturity of three months in an amount determined by the Calculation Agent as representative of a single transaction in the relevant market and at the relevant time are offered by four major banks in the London interbank market selected and certified to the Calculation Agent by the Company (“Reference Banks”) to prime banks in the London interbank market for the interest period commencing on the LIBOR Rate Reset Date. The Company will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided as requested, the Three-Month LIBOR Rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the Three-Month LIBOR Rate will be the interest rate per annum equal to the average of the rates per annum quoted by three major banks in New York City selected and certified to the Calculation Agent by the Company, at or about 11:00 a.m., New York City time, on the LIBOR Interest Determination Date, for loans in U.S. dollars to leading European banks in amounts that are representative of a single transaction in the relevant market and at the relevant time with a maturity corresponding to the interest period and commencing on the LIBOR Rate Reset Date. If fewer than three New York City banks selected and certified to the Calculation Agent by the Company are quoting rates, the Three-Month LIBOR Rate for the applicable interest period will be the same as for the immediately preceding Quarterly Interest Period or, in the case of the Quarterly Interest Period beginning on June 1, 2017, the interest rate on the Notes will be the same as for the most recent quarterly period for which the Three-Month LIBOR Rate can be determined.
     “Treasury Yield” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.
     “Trustee” means the Person named as the “Trustee” in the preamble of this Eighteenth Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Person.
     Section 1.2 Rules of Construction. In addition to the Rules of Construction under Section 1.04 of the Base Indenture, the following provisions also shall be applied wherever appropriate herein:
          (a) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Eighteenth Supplemental Indenture unless otherwise expressly stated herein; and
          (b) the Exhibits attached hereto are incorporated herein by reference and shall be considered part of this Eighteenth Supplemental Indenture.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES
     Section 2.1 Designation and Principal Amount. There is hereby authorized a series of Debt Securities under the Indenture designated the “7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067.” The Trustee shall authenticate and deliver (i) the Notes for original issue on the date hereof in the aggregate principal amount of $300,000,000 and (ii) additional Notes for original issue from time to time after the date hereof in such principal amounts as may be specified from time to time in a Company Order for the authentication and delivery thereof pursuant to Section 2.05 of the Base Indenture. Any additional Notes shall have the same Stated Maturity and other terms as the original issue of Notes and shall be consolidated with and be part of the original issue of Notes. The Notes shall be issued in denominations of $1,000 in principal amount and integral multiples thereof.
     Section 2.2 Maturity. The principal amount of the Notes shall be payable on the maturity date of the Notes, which is June 1, 2067.
     Section 2.3 Form. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A.
     The Notes shall be issued only in registered form and, when issued, shall be registered in the Debt Security Register of the Company. The Notes shall be originally issued in the form of one or more Global Securities (the “Book-Entry Notes”). Each of the Book-Entry Notes shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of Book-Entry Notes to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any Person having a beneficial interest in such Book-Entry Notes. The Company initially appoints DTC to act as Depositary with respect to the Book-Entry Notes.
     Section 2.4 Registrar and Paying Agent. The Company initially appoints the Trustee as Registrar and paying agent with respect to the Notes. The office or agency in the City and State of New York where the Notes may be presented for registration of transfer or exchange and the Place of Payment for the Notes shall initially be the corporate trust office of Wells Fargo Bank, National Association at 45 Broadway, 14th Floor, New York, New York 10006.
     Section 2.5 Transfer and Exchange.
     The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.15 of the Base Indenture and the rules and procedures of the Depositary therefor.
     Section 2.6 Interest Rates; Payment of Principal and Interest.
          (a) Rates.
          (i) Interest During the Fixed Rate Period. During the Fixed Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest thereon, will bear interest at a per annum rate equal to the Fixed Rate until the commencement of the Floating Rate Period or, if earlier, until the principal thereof and all Interest thereon is paid, compounded semi-annually and payable (subject to the provisions of Article IV) semi-annually, in arrears on each Semi-Annual Interest Payment Date.
          (ii) Interest During the Floating Rate Period. During the Floating Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest thereon will bear interest during each Quarterly Interest Period at a per annum rate equal to the applicable Floating Rate for such period, until the principal thereof and all Interest thereon is paid, compounded quarterly and payable (subject to the provisions of Article IV) quarterly in arrears on each Quarterly Interest Payment Date. The Calculation Agent will calculate the Floating Rate with respect to each Floating Rate Period and the amount of Interest payable on each Quarterly Interest Payment Date as promptly as practicable according to the appropriate method described herein. Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee of the Floating Rate for the Floating Rate Period and the amount of Interest payable to each Holder on each Quarterly Interest Payment Date. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and Holders of the Notes, the Company and the Trustee.
          (b) Payment of Interest to Record Holders of the Notes. Payments of principal of, premium, if any, and Interest due on the Notes representing Book-Entry Notes on any Interest Payment Date, upon redemption or at maturity will be made available to the Trustee by 11:00 a.m., New York City time, on the applicable maturity date, Redemption Date, or Interest Payment Date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the next succeeding Business Day; provided, however, that, during the Floating Rate Period, if such next succeeding Business Day falls in the next succeeding calendar month, then such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the immediately preceding Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary. Other than in connection with the maturity or redemption of the Notes or in connection with payment of Defaulted Interest, Interest on the Notes may be paid only on an Interest Payment Date. Payments of principal of, premium, if any, and Interest due on Notes other than Book-Entry Notes on any Interest Payment Date, upon redemption or at maturity will be made in accordance with Article II of the Base Indenture. The regular record date for Interest payable on the Notes on any Interest Payment Date during the Fixed Rate Period shall be the May 15 or November 15, as the case may be, immediately preceding such Interest Payment Date and during the Floating Rate Period shall be the February 15, May 15, August 15 or November15, as the case may be, immediately preceding such Interest Payment Date.
          (c) The amount of Interest payable on any Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Interest payable on any Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed.
          (d) To the extent permitted by applicable law, Interest not paid when due hereunder, including, without limitation, all Deferred Interest and overdue Interest, shall in accordance with Section 2.6(a), until paid, compound (i) semi-annually at the Fixed Rate on each Semi-Annual Interest Payment Date during the Fixed Rate Period and (ii) quarterly at the applicable Floating Rate on each Quarterly Interest Payment Date during the Floating Rate Period.
          (e) If the Company shall make a partial payment of Interest on any Interest Payment Date, such payment shall, with respect to the Notes, be applied, first, to Deferred Interest until all such Deferred Interest has been paid and, second, to any Current Interest.
          (f) To the extent that the provisions of this Section 2.6 are inconsistent with the provisions of Article II of the Base Indenture, the provisions of this Section 2.6 shall control.
ARTICLE III
REDEMPTION OF THE NOTES
     Section 3.1 Optional Redemption. Subject to the provisions of Article III of the Base Indenture, the Company shall have the option to redeem the Notes for cash:
          (a) in whole or in part, at any time and from time to time prior to June 1, 2017, at the Make-Whole Redemption Price;

          (b) after the occurrence of a Special Event, in whole but not in part, at any time prior to June 1, 2017, at the Special Event Make-Whole Redemption Price; and
          (c) in whole or in part, at any time and from time to time on or after June 1, 2017, at the Optional Redemption Price.
     Section 3.2 Certain Redemption Procedures. Notes called for optional redemption shall become due on the Redemption Date. Notices of optional redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address. The notice of optional redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the Redemption Date, the method of calculating such Redemption Price, and the place(s) that payment will be made upon presentation and surrender of Notes to be redeemed. Unless the Company defaults in payment of the Redemption Price or the paying agent is prohibited from making such payment pursuant to the terms of Article XII of the Base Indenture, interest will cease to accrue on the Redemption Date with respect to any Notes that have been called for optional redemption. If less than all the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate. The Company may not redeem the Notes in part if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded unless all accrued and unpaid Interest (including Deferred Interest) has been paid in full on all outstanding Notes for all Interest Periods terminating on or before the Redemption Date.
     The Notes may be redeemed in part only in principal amounts that are integral multiples of $1,000.
     Section 3.3 No Sinking Fund. The Notes will not be entitled to the benefit of any sinking fund.
ARTICLE IV
DEFERRAL OF INTEREST
     Section 4.1 Optional Deferral of Interest.
          (a) The Company shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest and/or Deferred Interest otherwise due on the Notes on any Interest Payment Date (“Optional Deferral”); provided, however, that the Company may not (i) elect to defer payment of any Interest otherwise due on any Interest Payment Date if, as a result of such deferral, the Company shall have deferred payment of some or all of the Interest due on a number of consecutive Interest Payment Dates with respect to a number of consecutive Interest Periods which, when taken together as a single period, would equal or exceed ten (10) consecutive years, or (ii) elect to defer payment of any Interest due on the maturity date of the Notes, or, with respect to any Notes being redeemed, on the Redemption Date for such Notes. No Interest on the Notes shall be due and payable on any Interest Payment Date during an Optional Deferral Period; however, Interest shall accrue on the Notes during such period in accordance with Sections 2.6(a) and 2.6(d).
          (b) Following the termination of an Optional Deferral Period and the payment of all Deferred Interest accrued during such Optional Deferral Period, the Company may again elect pursuant to Section 4.1(a) to make an Optional Deferral of Interest.
          (c) On the Interest Payment Date on which the Company desires to terminate an Optional Deferral Period or at the end of an Optional Deferral Period pursuant to clause (b) of the definition of “Optional Deferral Period,” the Company shall pay all Deferred Interest and Current Interest due on such Interest Payment Date. Such Interest shall be payable to the Holders of the Notes in whose names the Notes are registered in the Debt Security Register for the Notes on the record date with respect to such Interest Payment Date.
     Section 4.2 Notice of Deferrals.
          (a) The Company shall give written notice to the Trustee of any election of Optional Deferral pursuant to Section 4.1 not fewer than ten (10) nor more than sixty (60) Business Days prior to the applicable

Interest Payment Date for which Interest on the Notes will be deferred, other than an Optional Deferral in the circumstances described in Section 4.2(b). The Trustee shall forward such written notice promptly to each Holder of the Notes.
          (b) In the case of an election of Optional Deferral pursuant to Section 4.1 when the Company or the Parent Guarantor would be prohibited pursuant to Section 12.03 of the Base Indenture from paying Interest on the Notes, the Company shall give written notice to the Trustee of such election of Optional Deferral not later than the time monies in respect of the Interest payment on the applicable Interest Payment Date must be made available to the Trustee pursuant to Section 2.6(b) hereof. The Trustee shall forward such written notice promptly to each Holder of the Notes.
ARTICLE V
CERTAIN COVENANTS
     Section 5.1 Covenants in Indenture. Holders of the Notes shall not have the benefit of and shall not be entitled to enforce the covenants contained in Sections 4.12 and 4.13 of the Base Indenture.
     Section 5.2 Restricted Payments.
          (a) Subject to Section 5.2(b), during any Optional Deferral Period, (i) the Company and the Parent Guarantor will not declare or make any distributions with respect to, or redeem, purchase, or make a liquidation payment with respect to, any of their respective equity securities and (ii) the Company and the Parent Guarantor will not, and will cause their respective Subsidiaries not to (A) make any payment of interest, principal, or premium, if any, on or repay, repurchase, or redeem any of the Company’s or the Parent Guarantor’s debt securities (including securities similar to the Notes) that contractually rank equally with or junior to the Notes or the Guarantee, respectively, or (B) make any payment under a guarantee of the Company’s or the Parent Guarantor’s debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes or the Guarantee, respectively.
          (b) Notwithstanding the provisions of Section 5.2(a), the Company, the Parent Guarantor and any of their respective Subsidiaries may take any of the following actions at any time, including during an Optional Deferral Period: (i) make any purchase, redemption or other acquisition of any equity securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, or agents, or a securities purchase or dividend or distribution reinvestment plan, or the satisfaction of obligations pursuant to any contract or security outstanding on the date that the Optional Deferral Period commences requiring the purchase, redemption or acquisition of such equity securities; (ii) make any payment, repayment, redemption, purchase, acquisition or declaration of a distribution as a result of a reclassification of any of their respective equity securities or the exchange or conversion of all or a portion of one class or series of such equity securities for another class or series of such equity securities; (iii) purchase fractional interests in any of their respective equity securities pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, in connection with the settlement of stock purchase contracts or in connection with any split, reclassification or similar transaction; (iv) make a distribution paid or made in any of their respective equity securities (or rights to acquire such equity securities), or a repurchase, redemption or acquisition of such equity securities in connection with the issuance or exchange of such equity securities (or of securities convertible into or exchangeable for such equity securities) and distributions in connection with the settlement of securities purchase contracts outstanding on the date that the Optional Deferral Period commences; (v) make any redemption, exchange or repurchase of, or with respect to, any rights outstanding under a rights plan or the declaration or payment thereunder of a distribution of or with respect to rights in the future; (vi) make any payments under (A) the Notes and under securities similar to the Notes (including trust preferred securities) that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes and (B) the Guarantee and similar guarantees associated with any instruments that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes, in each case, so long as any such payments are made on a pro rata basis with the Notes and the Guarantee, respectively; or (vii) make any regularly scheduled dividend or distribution payments declared prior to the date that the Optional Deferral Period commences.

          (c) Whether another security is similar to the Notes and whether another guarantee is similar to the Guarantee for purposes of Section 5.2(b)(vi) shall be determined by the Company in its reasonable discretion. For purposes of Section 5.2(b)(vi), the Subordinated Notes due 2066 and the Subordinated Notes due 2068 are similar to the Notes and the Parent Guarantor’s guarantees of the Subordinated Notes due 2066 and the Subordinated Notes due 2068 are similar to the Guarantee. For purposes of Section 5.2(b)(iv) of the Amended and Restated Eighth Supplemental Indenture dated as of August 25, 2006 and Section 5.2(b)(iv) of the Ninth Supplemental Indenture dated as of May 24, 2007, the Notes are similar to the Subordinated Notes due 2066 and the Subordinated Notes due 2068, respectively, and the Guarantee is similar to the Parent Guarantor’s guarantees of the Subordinated Notes due 2066 and the Subordinated Notes due 2068.
          (d) For the avoidance of doubt, nothing contained herein shall prevent the Company or the Parent Guarantor from issuing any other securities, whether senior to, pari passu with or subordinated to the Notes, including securities having covenants and provisions the same as or similar to those applicable to the Notes, or any guarantees with respect thereto.
ARTICLE VI
SUBORDINATION
     Section 6.1 Ranking of the Notes.
          (a) The Notes shall be subordinated to all Senior Indebtedness (as defined in this Eighteenth Supplemental Indenture) of the Company on the terms and subject to the conditions set forth in Article XII of the Base Indenture, and each Holder of Notes issued hereunder by such Holder’s acceptance thereof acknowledges and agrees that all Notes shall be issued subject to the provisions of this Article VI and such Article XII and that each Holder of Notes, whether upon original issuance or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. The Notes shall be “Subordinated Debt Securities” as such term is used in the Indenture, and, for purposes of the Notes only, and not for purposes of any other Debt Securities, all references in the Indenture to Senior Indebtedness of the Company shall mean Senior Indebtedness of the Company as defined in this Eighteenth Supplemental Indenture.
          (b) The Notes shall be equal in rank and right of payment in all respects and are pari passu with the Subordinated Notes due 2066 and the Subordinated Notes due 2068.
     Section 6.2 Amendment and Restatement of Section 12.02 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Debt Securities, Section 12.02 of the Base Indenture is hereby amended and restated in its entirety to read as follows:
     Section 12.02 Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:
          (a) holders of Senior Indebtedness of the Company shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest (if any), accruing on or after the commencement of a proceeding in bankruptcy, whether or not allowed as a claim against the Company in such bankruptcy proceeding) before Holders of Subordinated Debt Securities of the Company shall be entitled to receive any payment of principal of, or premium, if any, or interest on, the Subordinated Debt Securities; and
          (b) until the Senior Indebtedness of the Company is paid in full, any such distribution to which Holders of Subordinated Debt Securities would be entitled but for this Article XII shall be made to holders of Senior Indebtedness of the Company as their interests may appear, except that such Holders may receive securities representing equity interests of the Company and any debt securities of the Company that are subordinated to Senior Indebtedness of the Company to at least the same extent as the Subordinated Debt Securities of the Company.

     Upon any payment or distribution of the assets of any Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property:
          (a) holders of Senior Indebtedness of such Guarantor shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest (if any), accruing on or after the commencement of a proceeding in bankruptcy, whether or not allowed as a claim against such Guarantor in such bankruptcy proceeding) before Holders of Subordinated Debt Securities shall be entitled to receive, under such Guarantor’s guarantee of such Subordinated Debt Securities, any payment of principal of, or premium, if any, or interest on, the Subordinated Debt Securities; and
          (b) until the Senior Indebtedness of such Guarantor is paid in full, any such distribution to which Holders of Subordinated Debt Securities would be entitled under such Guarantor’s guarantee but for this Article XII shall be made to holders of Senior Indebtedness of such Guarantor as their interests may appear, except that such Holders may receive securities representing equity interests of such Guarantor and any debt securities of such Guarantor that are subordinated to Senior Indebtedness of such Guarantor to at least the same extent as the guarantee of the Subordinated Debt Securities of such Guarantor.
     Section 6.3 Amendment and Restatement of Section 12.03 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Debt Securities, Section 12.03 of the Base Indenture is hereby amended and restated in its entirety to read as follows:
     Section 12.03 Default on Senior Indebtedness. The Company may not pay the principal of, or premium, if any, or interest on, the Subordinated Debt Securities or make any deposit pursuant to Article XI and may not repurchase, redeem or otherwise retire any Subordinated Debt Securities (collectively, “pay the Subordinated Debt Securities”) if (a) any principal, premium or interest in respect of Senior Indebtedness of the Company is not paid when due, including any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash; provided, however, that the Company may pay the Subordinated Debt Securities without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness of the Company. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Subordinated Debt Securities for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness of the Company specifying an election to effect a Payment Blockage Period (a “Blockage Notice”) and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, by repayment in full in cash of such Designated Senior Indebtedness or because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 12.03), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Subordinated Debt Securities after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to any number of issues of Designated Senior Indebtedness during such period, unless otherwise specified pursuant to Section 2.03 for the Subordinated Debt Securities of a series; provided, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this Section 12.03, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Company initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     No Guarantor may make a payment or distribution in respect of its guarantee of any Subordinated Debt Securities (“make a guarantee payment on Subordinated Debt Securities”) if (a) any principal, premium or interest in respect of Senior Indebtedness of such Guarantor is not paid when due, including any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness of such Guarantor occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash; provided, however, that such Guarantor may make a guarantee payment on the Subordinated Debt Securities without regard to the foregoing if such Guarantor and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness of such Guarantor. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness of such Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Guarantor may not make a guarantee payment on Subordinated Debt Securities for a period (a “Payment Blockage Period”) commencing upon the receipt by such Guarantor and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a “Blockage Notice”) and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated by written notice to the Trustee and such Guarantor from the Person or Persons who gave such Blockage Notice, by repayment in full in cash of such Designated Senior Indebtedness or because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph of this Section 12.03), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, such Guarantor may resume payments under its guarantee of any Subordinated Debt Securities after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to any number of issues of Designated Senior Indebtedness during such period, unless otherwise specified pursuant to Section 2.03 for the Subordinated Debt Securities of a series; provided, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this Section 12.03, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of such Guarantor initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.
ARTICLE VII
GUARANTEE OF THE NOTES
     Section 7.1 Guarantee of the Notes. In accordance with Article XIV of the Base Indenture, the Notes, subject to Section 7.2, shall be fully, unconditionally and absolutely guaranteed by the Parent Guarantor (the “Guarantee”) and are hereby designated as entitled to the benefits of the Guarantee of the Parent Guarantor. Initially, there shall be no Subsidiary Guarantors; provided, however, if any Subsidiary is required hereafter to guarantee the Notes pursuant to Section 4.14 of the Indenture, such Guarantee shall be subordinated in the same manner as the Guarantee of the Parent Guarantor.
     Section 7.2 Ranking of the Guarantee.
          (a) The obligations of the Parent Guarantor under the Guarantee shall be subordinated to all Senior Indebtedness (as defined in this Eighteenth Supplemental Indenture) of the Parent Guarantor on the terms and subject to the conditions set forth in Article XII of the Base Indenture, and each Holder of the Notes issued hereunder by such Holder’s acceptance thereof, acknowledges and agrees that the Guarantee shall be issued subject to the provisions of this Section 7.2 and such Article XII and that each Holder of Notes, whether upon original issuance or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. The Guarantee of the Parent Guarantor is a Guarantee of Subordinated Debt Securities, and, for purposes of the Notes only, and not for purposes of any other Debt Securities, all references in the Indenture to Senior Indebtedness of the Parent

Guarantor shall mean Senior Indebtedness, as defined in this Eighteenth Supplemental Indenture, of the Parent Guarantor.
          (b) The Parent Guarantor’s obligation under the Guarantee shall be equal in rank and right of payment in all respects and is pari passu with the Parent Guarantor’s guarantees of the Subordinated Notes due 2066 and the Subordinated Notes due 2068.
ARTICLE VIII
APPLICABILITY OF DEFEASANCE AND COVENANT DEFEASANCE
     Section 8.1 Applicability of Defeasance and Covenant Defeasance. The Notes will be subject to satisfaction, defeasance and discharge pursuant to Article XI of the Base Indenture in accordance with the provisions of such Article; provided that for purposes of the Notes only, and not for purposes of any other Debt Securities, (i) references in Section 11.02(b) of the Base Indenture to Sections 6.01(d), (g) and (h) of the Base Indenture shall be deemed to be references only to Section 6.01(d) of the Base Indenture, and that references in Section 11.02(b) of the Base Indenture to Sections 6.01(e) and (f) of the Base Indenture shall not apply.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES OF THE TRUSTEE
AND HOLDERS OF NOTES
     Section 9.1 Amendment and Restatement of Section 6.01 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Debt Securities, Section 6.01 of the Base Indenture is hereby amended and restated in its entirety to read as follows:
     Section 6.01 Events of Default. If any one or more of the following shall have occurred and be continuing with respect to the Notes (each of the following an “Event of Default”):
          (a) failure to pay principal on the Notes when due;
          (b) failure to pay Interest on the Notes when due and such default continues for thirty (30) days (it being understood that the deferral of Interest as permitted by Article IV of the Eighteenth Supplemental Indenture is not a default in payment of Interest on the Notes);
          (c) the occurrence of a Bankruptcy Event with respect to the Company; or
          (d) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding;
then, and in each and every case that an Event of Default described in clause (a), (b), and (d) with respect to the Notes at the time Outstanding occurs and is continuing, unless the principal of, premium, if any, and Interest on all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Company (and to the Trustee if given by Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and Interest on all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Notes, this Indenture or in the Eighteenth Supplemental Indenture contained to the contrary notwithstanding. If an Event of Default described in clause (c) occurs, then and in each and every such case, unless the principal of, premium, if any, and Interest on all the Notes shall have become due and payable, the principal of, premium, if any, and Interest on all the Notes then Outstanding hereunder shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders, anything in the Notes, this Indenture or in the Eighteenth Supplemental Indenture contained to the contrary notwithstanding.

     The Holders of a majority in aggregate principal amount of the Notes then Outstanding by written notice to the Trustee may rescind an acceleration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal, premium, if any, or Interest that has become due solely because of acceleration. Upon any such rescission, the parties hereto shall be restored respectively to their several positions and rights hereunder, and all rights, remedies, and powers of the parties hereto shall continue as though no such proceeding had been taken.
     Section 9.2 Conforming Amendments. The reference in the last paragraph of Section 7.06 to Section 6.01(e) or (f) of the Base Indenture shall be deemed to refer only to Section 6.01(c) of the Base Indenture.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Ratification of Base Indenture. The Base Indenture, as amended and supplemented by this Eighteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Eighteenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Eighteenth Supplemental Indenture apply solely with respect to the Notes. The Indenture shall, solely in respect of the Notes, be deemed a “junior subordinated indenture.”
     Section 10.2 No Recourse . No recourse under or upon any obligation, covenant, or agreement contained in this Eighteenth Supplemental Indenture or the Base Indenture or for any claim based hereon or thereon or otherwise in respect hereof or thereof, shall be had (a) against the sole manager of the Company or the general partner of the Parent Guarantor or any other partner of, or any Person which owns an interest directly or indirectly in, the Company, the Parent Guarantor or such sole manager of the Company or general partner or (b) against any past, present, or future director, manager, officer, employee, agent, member or partner, as such, of the Company, the Parent Guarantor, the sole manager of the Company or such general partner, under any rule of law, statute, or constitutional provision or otherwise, all such liability being expressly waived and released by the execution hereof by the Trustee and as part of the consideration for the issuance of the Notes.
     Section 10.3 Separateness. Each Holder of Notes by its acceptance thereof acknowledges (a) that such Holder has acquired Notes in reliance upon the separateness of the Company, the sole manager of the Company and the Parent Guarantor from one another and from any other Persons, including any Affiliates thereof, (b) that the Company, the sole manager of the Company and the Parent Guarantor have assets and liabilities that are separate from those of one another and from those of other persons, including any Affiliates thereof, (c) that the Notes and other obligations owing under the Notes have not been guaranteed by any Person, other than the Parent Guarantor and only to the extent explicitly set forth herein, and (d) that, except in respect of the Parent Guarantor and as other Persons may expressly assume or guarantee any of the Notes or obligations thereunder, the Holders of the Notes shall look solely to the Company and its property and assets for the payment of any amounts payable pursuant to the Notes and for satisfaction of any obligations owing to the Holders of the Notes.
     Section 10.4 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Eighteenth Supplemental Indenture.
     Section 10.5 Governing Law. This Eighteenth Supplemental Indenture, the Notes and the Guarantee shall be governed by and construed in accordance with the laws of the State of New York.
     Section 10.6 Time is of the Essence». Time is of the essence in performance of the obligations under this Eighteenth Supplemental Indenture.
     Section 10.7 Separability. In case any one or more of the provisions contained in this Eighteenth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Eighteenth

Supplemental Indenture or of the Notes, but this Eighteenth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
     Section 10.8 Treatment of the Notes. By its acceptance of the Notes, each Holder and beneficial owner of the Notes agrees to treat the Notes as indebtedness for all United States federal, state and local tax purposes.
     Section 10.9 Counterparts. This Eighteenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     Section 10.10 Withholding. Notwithstanding any other provision of the Indenture or this Eighteenth Supplemental Indenture to the contrary, each Holder and beneficial owner of the Notes hereby authorizes the Company, if required by the Internal Revenue Code of 1986, as amended, or by any other applicable legal requirement, to withhold any required amount from the amounts payable by the Company hereunder to any Holder and/or beneficial owner of the Notes for payment to the appropriate taxing authority. Any amount so withheld from such Person will be treated as a payment by the Company to such Person, except as otherwise provided below. Each such Person agrees to file timely any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company. If the amount required to be withheld with respect to such Person exceeds the amount payable to such Person, such excess will be treated as a demand loan to such Person, payable within ten (10) days after such time that the Company makes payment to the appropriate taxing authority and demand is made on such Person to pay same.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Eighteenth Supplemental Indenture to be duly executed and as of the day and year first above written.

ENTERPRISE PRODUCTS OPERATING LLC, as Issuer

By: Enterprise Products OLPGP, Inc. Its: Sole Manager

By:

Name:

Title:

ENTERPRISE PRODUCTS PARTNERS L.P., as Parent Guarantor

By: Enterprise Products GP, LLC Its: General Partner

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:

Name:

Title:

Eighteenth Supplemental Indenture Signature Page

EXHIBIT A
FORM OF NOTES
(FORM OF FACE OF NOTES)
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) (55 WATER STREET, NEW YORK, NEW YORK 10041) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*
     [TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]*

Principal Amount
No.	$ , [which amount may be
increased or decreased by the Schedule
of Increases and Decreases in Global Security
attached hereto.] *
ENTERPRISE PRODUCTS OPERATING LLC
7.000% FIXED/FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2067
CUSIP
     ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to [Cede & Co.]* or its registered assigns, the principal sum of                                         U.S. dollars ($                                        ; ), [or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Security]* on June 1, 2067 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest as provided below.

*	To be included in a Book-Entry Note.

     From June 1, 2009 to, but not including, June 1, 2017 (or, if earlier, until the principal thereof is paid) (the “Fixed Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Interest hereon will bear interest at the per annum rate of 7.000% payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Company to elect to defer payments of Interest) semi-annually in arrears on June 1 and December 1, of each year, commencing December 1, 2009, compounded semi-annually through the end of the Fixed Rate Period. From June 1, 2017 to, but not including, the maturity date hereof (or, if earlier, until the principal thereof is paid) (the “Floating Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Interest hereon will bear interest during each Quarterly Interest Period at the applicable Floating Rate for such Quarterly Interest Period calculated pursuant to the Indenture, payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Company to elect to defer payments of Interest) quarterly in arrears on each March 1, June 1, September 1, and December 1, commencing September 1, 2017, compounded quarterly at such prevailing Floating Rate through the end of the Floating Rate Period. Payments of Interest shall be made to the person in whose name the Notes are registered at the close of business on the record date for such Interest Payment Date, which during the Fixed Rate Period shall be the May 15 or November 15, as the case may be, immediately preceding each Interest Payment Date and during the Floating Rate Period shall be the February 15, May 15, August 15, or November 15, as the case may be, immediately preceding each Interest Payment Date (each, a “Regular Record Date”).
     Reference is made to the further provisions of the Notes set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
     The statements in the legends set forth in the Notes are an integral part of the terms of the Notes and by acceptance hereof the Holder of the Notes agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.
     The Notes are a series of Debt Securities designated as the 7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067 of the Company and are issued under and governed by the Indenture dated as of October 4, 2004 (as amended by the Tenth Supplemental Indenture thereto, dated as of June 30, 2007, the “Base Indenture”), duly executed and delivered by the Company, as issuer, and Enterprise Products Partners L.P., as parent guarantor (the “Parent Guarantor”), to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Eighteenth Supplemental Indenture dated as of [                    ] [     ], 2009, duly executed by the Company, the Parent Guarantor and the Trustee (the “Eighteenth Supplemental Indenture,” and together with the Base Indenture, as the same may be further amended or supplemented from time to time, the “Indenture”). The terms of the Indenture are incorporated herein by reference. Any term defined in the Indenture has the same meaning when used herein.
     If and to the extent any provision of the Indenture limits, qualifies, or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision shall control.
     The Company hereby irrevocably undertakes to the Holder hereof to exchange the Notes in accordance with the terms of the Indenture without charge.
     The Notes shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by its sole manager.
Dated:        , 200

ENTERPRISE PRODUCTS OPERATING LLC
.
By: Enterprise Products OLPGP, Inc.
Its: Sole Manager

By:

Name:

Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:
     This is one of the Debt Securities of the series designated herein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[REVERSE OF SECURITY]
ENTERPRISE PRODUCTS OPERATING LLC
7.000% FIXED/FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2067
     The Notes are one of a duly authorized issue of Debt Securities of the Company issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Company, the Parent Guarantor and the Holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. The Notes are of a series designated as the 7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067 of the Company (the “Notes”).
1. Interest.
     During the Fixed Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Interest hereon will bear interest at the per annum rate of 7.000% payable (subject to the provisions of the Indenture relating to Interest deferrals more fully described below) semi-annually in arrears on June 1 and December 1 of each year commencing on December 1, 2009, compounded semi-annually through the end of the Fixed Rate Period. During the Floating Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Interest hereon will bear interest during each Quarterly Interest Period at the applicable Floating Rate for such Quarterly Interest Period calculated pursuant to the Indenture, payable (subject to the provisions of the Indenture relating to Interest deferrals more fully described below) quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing September 1, 2017, compounded quarterly at such prevailing Floating Rate through the end of the Floating Rate Period.
     During the Fixed Rate Period, the amount of Interest payable on any Interest Payment Date will be computed on the basis of a 360-day year of twelve 30-day months. During the Floating Rate Period, the amount of any Interest payable on any Interest Payment Date will be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that any date on which Interest is payable on this Note is not a Business Day, then a payment of the Interest payable on such date will, subject to certain exceptions described in the Eighteenth Supplemental Indenture, be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.
2. Optional Deferral of Interest.
     Subject to the terms of the Indenture, the Company shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest and/or Deferred Interest otherwise due on the Notes on any Interest Payment Date. No Interest on the Notes shall be due and payable on any Interest Payment Date during an Optional Deferral Period; however, Interest shall accrue on the Notes during such period in accordance with the Eighteenth Supplemental Indenture.
3. Method of Payment.
     The Company shall pay interest on the Notes (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date. The Company shall pay principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Notes in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Company maintained for such purpose within The City of New York, which initially will be the corporate trust office of Wells Fargo Bank, National Association at 45 Broadway, 14th Floor, New York, New York 10006, or, at the option of the Company, payment of interest may be made by check mailed to the Holders on the relevant record date at their addresses set forth in the Debt Security Register of Holders or at the option of the Holder, payment of interest on Notes in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the paying agent. The Holder must surrender these Notes to a paying agent to collect payment of principal.
4. Paying Agent and Registrar.
     Initially, Wells Fargo Bank, National Association will act as paying agent and Registrar. The Company may change any paying agent or Registrar at any time upon notice to the Trustee and the Holders. The Company may act as paying agent.
5. Indenture.
     The Notes are one of a duly authorized issue of Debt Securities of the Company issued and to be issued in one or more series under the Indenture.
     The terms of the Notes include those stated in the Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Base Indenture (October 4, 2004), and those terms stated in the Eighteenth Supplemental Indenture. The Notes are subject to all such terms, and Holders of Securities are referred to the Indenture, the Eighteenth Supplemental Indenture and the TIA for a statement of them. The Notes are junior subordinated obligations of the Company and are not secured by any of the assets of the Company.
6. Denominations; Transfer; Exchange.
     The Notes are to be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of, or exchange, Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.
7. Person Deemed Owners.
     The registered Holder of Notes may be treated as the owner of it for all purposes.
8. Amendment; Supplement; Waiver.
     Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Notes. Without consent of any Holder of Notes, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity or omission, to correct any defect or inconsistency, or to make any other change that does not adversely affect the rights of any Holder of Notes. Any such consent or waiver by the Holder of these Notes (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of these Notes and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon these Notes or such other Notes.
9. Defaults and Remedies.
     Certain events of bankruptcy or insolvency respecting the Company are Events of Default that will result in the principal amount of the Notes, together with premium, if any, and Interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default. If any other Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may declare the principal amount of all the Notes, together with premium, if any, and Interest thereon, to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Trustee, may rescind such declaration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all Events of Default with respect to the Notes, other than the nonpayment of the principal, premium, if any, or Interest which has become due solely by such declaration acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent default or shall impair any right consequent thereon. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require reasonable indemnity or security before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the Trustee in its exercise of any trust or power.
10. Trustee Dealings with Company.
     The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates or any subsidiary of the Company’s Affiliates, and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.
11. Authentication.
     These Notes shall not be valid until the Trustee signs the certificate of authentication on the other side of these Notes.
12. Abbreviations and Defined Terms.
     Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).
13. CUSIP Numbers.
     Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such number as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.
14. Absolute Obligation.
     No reference herein to the Indenture and no provision of the Notes or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on these Notes in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.
15. No Recourse.
     The sole manager of the Company and the general partner of the Parent Guarantor and their respective directors, officers, employees, and members, as such, shall have no liability for any obligations of any Guarantor or the Company under the Notes, the Indenture, or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16. Ranking.
     The Notes rank junior and subordinate in rank and priority of payment to all of the Company’s Senior Indebtedness as more fully provided in Article XII of the Base Indenture and Article VI of the Eighteenth Supplemental Indenture. The Notes are equal in rank and right of payment in all respects and are pari passu with the Company’s 8.375% Fixed/Floating Rate Junior Subordinated Notes due 2066 and 7.034% Fixed/Floating Rate Junior Subordinated Notes due 2068.
17. Optional Redemption.
     The Notes are subject to redemption prior to maturity at the redemption price and in the manner provided in the Indenture and the Eighteenth Supplemental Indenture.
18. Governing Law.
     The Notes shall be construed in accordance with and governed by the laws of the State of New York.
19. Guarantee.
     Subject to Article XII of the Base Indenture and Articles VI and VII of the Eighteenth Supplemental Indenture, the Notes are fully and unconditionally guaranteed on an unsecured basis by the Parent Guarantor. The Parent Guarantor’s obligations under the Guarantee rank junior and subordinate in rank and priority of payment to all of the Parent Guarantor’s Senior Indebtedness. The Parent Guarantor’s obligation under the Guarantee is equal in rank and right of payment in all respects and is pari passu with the Parent Guarantor’s guarantees of the Company’s 8.375% Fixed/Floating Rate Junior Subordinated Notes due 2066 and 7.034% Fixed/Floating Rate Junior Subordinated Notes due 2068.
20. Reliance.
     The Holder, by accepting these Notes, acknowledges (a) that such Holder has acquired Notes in reliance upon the separateness of the Company, the sole manager of the Company and the Parent Guarantor from one another and from any other Persons, including any Affiliates thereof, (b) that the Company, the sole manager of the Company and the Parent Guarantor have assets and liabilities that are separate from those of one another and from those of other persons, including any Affiliates thereof, (c) that the Notes and other obligations owing under the Notes have not been guaranteed by any Person, other than the Parent Guarantor and only to the extent explicitly set forth herein, and (d) that, except in respect of the Parent Guarantor and as other Persons may expressly assume or guarantee any of the Notes or obligations thereunder, the Holder shall look solely to the Company and its property and assets for the payment of any amounts payable pursuant to the Notes and for satisfaction of any obligations owing to the Holder.

NOTATION OF GUARANTEE
     Subject to Article XII of the Base Indenture and Articles VI and VII of the Eighteenth Supplemental Indenture, the Parent Guarantor (which term includes any successor Person under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Notes and all other amounts due and payable (subject to the right of the Company to defer Interest payments on the terms and conditions set forth in Section 4.1 of the Eighteenth Supplemental Indenture) under the Indenture by the Company. The Parent Guarantor’s obligations under such guarantee rank junior and subordinate in rank and priority of payment to all of the Parent Guarantor’s Senior Indebtedness and constitute a guarantee of Subordinated Debt Securities for all purposes under the Indenture.
     The obligations of the Parent Guarantor to the Holders of Securities and to the Trustee pursuant to its Guarantee and the Indenture are expressly set forth in Article XIV of the Base Indenture, and are subject to the provisions of Article XII of the Base Indenture and Section 7.2 of the Eighteenth Supplemental Indenture, and reference is hereby made to such documents for the precise terms of the Guarantee.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products GP, LLC, Its: General Partner

By:

Name:

Title:

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT —

(Cust.)

TEN ENT	-	as tenants by entireties	Custodian for:

(Minor)

JT TEN	-	as joint tenants with right of	Under Uniform Gifts
		survivorship and not as tenants in common	to Minors Act of

(State)
Additional abbreviations may also be used though not in the above list.

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
     IDENTIFYING NUMBER OF ASSIGNEE

Please print or type name and address including postal zip code of assignee the within Security and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Security on the books of the Partnership, with full power of substitution in the premises.

Dated

Registered Holder

SCHEDULE OF INCREASES OR DECREASES
IN GLOBAL SECURITIES*
     The following increases or decreases in this Global Security have been made:

	Amount of	Amount of	Principal Amount
	Decrease in	Increase in	of this Global	Signature of
	Principal	Principal Amount	Security following	authorized officer
	Amount of this	of this	such decrease	of Trustee or
Date of Exchange	Global Security	Global Security	(or increase)	Depositary

*	To be included in a Book-Entry Note.